Exhibit 11.1

DEPARTMENT 56, INC.
COMPUTATION OF NET INCOME PER SHARE
(In thousands, except per share amounts)

	Quarter	Quarter
	Ended	Ended
	June 30,	July 1,
	2001	2000

Basic:
Net income	$8,013	$8,278

Weighted average number of common shares outstanding	12,883	14,322

Net income per common share	$0.62	$0.58

Assuming Dilution:
Net income	$8,013	$8,278

Weighted average number of common shares outstanding	12,883	14,322
The number of shares resulting from the assumed exercise of stock options reduced by the number of shares which could have been purchased with the proceeds from such exercise, using the average market price during the period	21	36

Weighted average number of common and common equivalent shares	12,904	14,358

Net income per common share assuming dilution	$0.62	$0.58

Exhibit 11.1

DEPARTMENT 56, INC.
COMPUTATION OF NET INCOME PER SHARE
(In thousands, except per share amounts)

	26 Weeks	26 Weeks
	Ended	Ended
	June 30,	July 1,
	2001	2000

Basic:
Net income	$6,571	$5,121

Weighted average number of common shares outstanding	12,864	14,604

Net income per common share	$0.51	$0.35

Assuming Dilution:
Net income	$6,571	$5,121

Weighted average number of common shares outstanding	12,864	14,604

The number of shares resulting from the assumed exercise of stock options reduced by the number of shares which could have been purchased with the proceeds from such exercise, using the average market price during the period	37	52

Weighted average number of common and common equivalent shares	12,901	14,656

Net income per common share assuming dilution	$0.51	$0.35